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Gilead Sciences Announces That John C. Martin, PhD Will Transition From Executive Chairman to
Chairman of the Board of Directors

FOSTER CITY, Calif., December 14, 2017 – Gilead Sciences, Inc. (Nasdaq:GILD) today announced that Executive Chairman John Martin, PhD will transition from his current role of Executive Chairman to Chairman of the Board of Directors effective March 9, 2018. Dr. Martin was named Executive Chairman on March 10, 2016, when he was succeeded as CEO by John Milligan, PhD. Dr. Martin served as CEO of Gilead from 1996 to 2016, having joined the company in 1990 as the Vice President of Research and Development. During his time as CEO, he built the company’s portfolio to 24 marketed products with annual revenues of more than $32 billion.

“John’s scientific and business leadership has been notable for the development of Gilead’s portfolio of HIV and viral hepatitis medicines and commitment to worldwide access for patients. We are all grateful that he will continue to help guide the company as Chairman of the Board,” said Dr. Milligan, President and CEO of Gilead.

About Gilead Sciences
Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. Gilead’s mission is to advance the care of patients suffering from life-threatening diseases. Gilead has operations in more than 30 countries worldwide, with headquarters in Foster City, California.

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at www.gilead.com, follow Gilead on Twitter (@GileadSciences) or call Gilead Public Affairs at 1-800-GILEAD-5
or 1-650-574-3000.